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                                                                  EXHIBIT 4.15


                             DEBT CONVERSION LETTER

                               GILAT-TO-HOME INC.
                     1750 OLD MEADOW ROAD, MCLEAN, VIRGINIA


                                                                   June 26, 2000


Bank Leumi USA
564 Fifth Avenue
New York, N.Y. 10036
U.S.A.


            Re: Gilat-to-Home Inc.


Gentlemen:

            Reference is made to the Financing Agreement dated as of June 26, 2000 (the "Financing Agreement"; capitalized terms used herein and not defined herein shall have the same meaning herein as set forth in the Financing Agreement), by and among Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), certain financial institutions party thereto from time to time (the "Lenders") and Bank Leumi USA, as agent for the Lenders (in such capacity, the "Agent"), pursuant to which the Lenders have agreed to make Loans to the Borrower in the aggregate principal amount not to exceed $90 million) which may be increased to $150 million under the circumstances set forth in the Financing Agreement.

            As additional consideration for the making of the Loans to the Borrower, the Borrower hereby grants to the Lenders the right to make one or more elections to convert up to an aggregate of $10 million of the principal amount of the Loans at any time or from time-to-time outstanding, based upon such Lenders Pro Rata Share of the Loans, into the Series D Convertible Preferred Stock of the Borrower at a price equal to the Conversion Price. As used herein, the "Conversion Price" means an amount equal to $500,000,000 divided by the total number of outstanding shares of Capital Stock of the Borrower, on a fully diluted basis, on the Conversion Date (as defined below). Such conversion right granted to the Lenders pursuant to the preceding sentence shall expire 75 days after the Effective Date. The number of shares of Series D Convertible Preferred Stock issuable upon conversion of a Lender's Loan shall be determined by dividing the amount of such Loan elected to be converted by such Lender by the then Conversion Price.

            To convert a portion of its Loan, the applicable Lender shall (a) furnish on the Conversion Date a written notice of its election to convert such portion of such Loan as it may designate in such written notice (the "Conversion Amount") to the Borrower and the Agent and (b) surrender the note (if any) evidencing such Loan to the Borrower in exchange for a new note in an amount equal to the difference between (i) the then outstanding principal amount of the


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Bank Leumi USA
June 26, 2000
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such Loan and (ii) the Conversion Amount plus the aggregate amount of any prior
Conversion Amounts. The date on which such Lender satisfies such requirements is the "Conversion Date." Within ten days of the Conversion Date, the Borrower shall deliver to the applicable Lender (or its designee) a certificate for the number of whole shares of Series D Convertible Preferred Stock issuable upon the conversion. The person in whose name the certificate is registered shall be deemed to be a shareholder of record on the Conversion Date.

            The Borrower will not issue fractional shares of Series D Convertible Preferred Stock upon conversion of a Loan. The number of shares of Series D Convertible Preferred Stock to be issued shall be rounded up to the nearest whole number. If the applicable Lender converts a portion of its Loan, the borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Series D Convertible Preferred Stock upon such conversion. The Borrower shall from and after the date hereof reserve, out of its authorized but unissued Series D Convertible Preferred Stock, a sufficient number of shares of Series D Convertible Preferred Stock to permit the conversion of up to $10 million of the Loans into shares of Series D Convertible Preferred Stock. All shares of Series D Convertible Preferred Stock delivered upon conversion of the Loans shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim. The Borrower will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Series D Convertible Preferred Stock upon conversion of the Loans, if any.

            The shares of Series D Convertible Preferred Stock issuable upon conversion of the Loans as provided under this letter shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement). Each Lender that converts a portion of its Loan shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities under the Registration Rights Agreement and such Lender, by its election to convert a portion of its Loan, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such holder as a holder of such Registrable Securities.

            Each Lender that converts a portion of its Loan, by its election to convert a portion of its Loan, agrees that, subject to (a) the execution by all parties of an amendment to the Financing Agreement, solely with respect to the contemplated increase of the Commitment, reasonably satisfactory to such Lender, the Agent and the Borrower, (b) the representations and warranties under the Financing Agreement being true and correct in all material respects and (c) the absence of a Default or Event of Default under the Financing Agreement, its Commitment under the Financing Agreement shall increase by an amount equal to the Conversion Amount on

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Bank Leumi USA
June 26, 2000
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the later of (i) the Conversion Date and (ii) the date on which the Borrower delivers to such Lender (or its designee) a certificate for the number of whole shares of Series D Convertible Preferred Stock issuable to such Lender (or its designee) on the such Conversion Date.

            This letter shall be governed by the laws of the State of New York.

                                                  GILAT-TO-HOME INC.

                                                  By: /s/ ZUR FELDMAN
                                                     ---------------------------
                                                      Name: Zur Feldman
                                                      Title: CEO & President


Acknowledged and Agreed
this 26th day of 2000:

BANK LEUMI USA

By:  /s/ MICHAELA KLEIN            /s/  STEVEN LAUFER
   -------------------------------------------------------
   Name:  Michaela Klein               Steven Laufer
   Title: SVP                          AVP